By-Law Amendments

(a)          The first sentence of Section 3.3 of the By-Laws shall be deleted in its entirety and replaced with the following:

“Any action which may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation by delivery to the Corporation’s registered office in the State of Delaware, the Corporation’s principal place of business or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded.”

(b)          Section 4.1 of the By-Laws shall be deleted in its entirety and replaced with the following:

“The Board of Directors shall be chosen by ballot at the annual meeting of stockholders or at a special meeting for that purpose held in place thereof. No director need be a stockholder. The Board of Directors shall consist of one or more members, the number thereof to be determined from time to time by the Board of Directors. At all meetings of stockholders for the election of directors, a plurality of the votes cast at the meeting shall be sufficient to elect. Each director shall hold office until a successor is duly elected and qualified or until the director’s earlier death, resignation, disqualification or removal.”

(c)          Section 4.2 of the By-Laws shall be deleted in its entirety and replaced with the following:

“Any director may resign at any time by notice given in writing or by electronic transmission to the Corporation. Such resignation shall take effect at the date of receipt of such notice or at such later time as is therein specified.”

(d)	Section 4.3 of the By-Laws shall be deleted in its entirety.

(e)          Section 4.4 of the By-Laws shall be deleted in its entirety and replaced with the following:

“Any newly created directorships resulting from an increase in the authorized number of directors and any vacancies occurring in the Board of Directors, may be filled by the affirmative votes of a majority of the remaining members of the Board of Directors, although less than a quorum. A director so elected shall be elected to hold office until the earlier of the expiration of the term of office of the director whom he or she has replaced, a successor is elected and qualified or the director’s death, resignation or removal.”

(f)	Article 10 of the By-Laws shall be deleted in its entirety.